EXHIBIT 4

                       ASHER B. EDELMAN & ASSOCIATES, LLC
                                717 FIFTH AVENUE
                             NEW YORK, NEW YORK 1022

                                          May 18th, 1999

Dr. Shimon Eckhouse
ESC Medical Systems Ltd.
P.O. Box 240
Yokneam 20692, Israel

                                          Via Fax:  011-972-4-959-9070

Dear Dr. Eckhouse:

Having read the results released yesterday, your so called restructuring plan, and your excuses for failure and deceit, I have voted all of our shares in favor of the Genger/Gottstein slate.

I sincerely hope that the court grants the shareholders justice and the right to replace you before you drag the company into disaster.

Sincerely,


/s/ Asher B. Edelman

Asher B. Edelman

cc:   Arie Genger


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